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                                                                      EXHIBIT 12

                         HCA -- THE HEALTHCARE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE QUARTERS MARCH 31, 2001 AND 2000
                             (DOLLARS IN MILLIONS)

                                                                QUARTER
                                                              -----------
                                                              2001   2000
                                                              ----   ----
EARNINGS:
Income before minority interests and income taxes...........  $572   $518
Fixed charges, excluding capitalized interest...............   169    144
                                                              ----   ----
                                                              $741   $662
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $142   $119
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    27     25
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   169    144
Capitalized interest........................................     4      5
                                                              ----   ----
                                                              $173   $149
                                                              ====   ====
Ratio of earnings to fixed charges..........................  4.29   4.43